Exhibit 99.1

Airgas, Inc.
259 N. Radnor-Chester Road
Suite 100
Radnor, PA 19087-5283
News Release	www.airgas.com
Investor and Media Contact:
Jay Worley (610) 902-6206
jay.worley@airgas.com
For release:      Immediately
Airgas Reports Record First Quarter EPS of $0.81
RADNOR, PA – July 23, 2008 — Airgas, Inc. (NYSE: ARG), the largest U.S. distributor of industrial, medical, and specialty gases, welding, safety, and related products, today reported strong growth in sales, operating income, and record earnings for its first quarter ended June 30, 2008.
Quarterly net earnings grew 33% to $68.9 million, or $0.81 per diluted share, compared to $51.7 million, or $0.63 per diluted share, in the prior year. First quarter sales increased 22% from the prior year to $1.1 billion. Acquisitions contributed 15% to the increase, and total same-store sales grew 7% in the quarter, with hardgoods up 6% and gas and rent up 7%.
“Our strategic product categories, which are focused on healthcare, life sciences, research, environmental, and food and beverage markets, comprising about 40% of our sales, posted 10% organic growth in the quarter,” said Airgas Chairman and Chief Executive Officer Peter McCausland. “The strong outlook for energy and infrastructure construction continues, and export activity is still supporting U.S. manufacturers in the face of slowing domestic demand. Acquisition activity is also contributing to our growth, and we have announced more than $130 million of acquired annual revenue since our fiscal year began in April.”
Free cash flow* in the quarter was $58 million, compared to $28 million in the prior year. McCausland said, “We continue to generate strong free cash flow, which fuels our strategic growth initiatives.”
“Costs escalated in the quarter faster than we planned, but we remain committed to staying ahead of the cost curve and our recently announced pricing action should accomplish that,” McCausland continued. “We expect earnings per diluted share of $0.82 to $0.84 in the second quarter, and are updating our full- year expectations to $3.30 to $3.40 per diluted share in fiscal 2009.” The previously announced range was $3.24 to $3.40.

The Company will conduct an earnings teleconference at 11:00 a.m. Eastern Time on Thursday, July 24. The teleconference will be available by calling (888) 277-7135. The presentation materials (this press release, slides to be presented during the Company’s teleconference, and information about how to access a live and on-demand webcast of the teleconference) are available in the “Investor Information” section under the “Company Information” heading on the Company’s Internet site at www.airgas.com. A webcast of the teleconference will be available live and on demand through August 25 at http://investor.shareholder.com/arg/events.cfm. A replay of the teleconference will be available through July 31. To listen, call (888) 203-1112 and enter passcode 4559826.

*	See attached reconciliation and calculation of the non-GAAP free cash flow financial measure.
About Airgas, Inc.
Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and hardgoods, such as welding equipment and supplies. Airgas is also one of the largest U.S. distributors of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants, and ammonia products. More than 14,000 employees work in over 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.
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Forward-Looking Statements
This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, statements regarding: the strong outlook for energy and infrastructure construction; export activity for U.S. manufacturers; our commitment to manage cost increases; and expectations for fiscal 2009 earnings per diluted share of $3.30 to $3.40 and second quarter earnings per diluted share of $0.82 to $0.84. We intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: an economic downturn; customer acceptance of price increases; supply cost pressures; increased industry competition; our ability to successfully identify, consummate and integrate acquisitions; adverse changes in customer buying patterns; significant fluctuations in interest rates; increases in energy costs and other operating expenses; the effect of catastrophic events; political and economic uncertainties associated with current world events; and other factors described in the Company’s reports, including its Form 10-K dated March 31, 2008, and other forms filed by the Company with the Securities and Exchange Commission.
Consolidated statements of earnings, condensed consolidated balance sheets, consolidated statements of cash flows, and a reconciliation of the non-GAAP free cash flow financial measure follow.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,
	2008	2007
Net sales	$1,116,701	$915,099

Costs and expenses:
Cost of products sold (excl. deprec.)	537,695	437,978
Selling, distribution and administrative expenses	390,645	321,412
Depreciation	48,097	41,565
Amortization	5,405	2,907

Total costs and expenses	981,842	803,862

Operating income	134,859	111,237

Interest expense, net	(19,084)	(20,508)
Discount on securitization of trade receivables (b)	(2,984)	(4,119)
Other income (expense), net	317	(84)

Earnings before income tax expense and minority interest	113,108	86,526

Income tax expense	(44,225)	(34,095)
Minority interest in earnings of consolidated affiliate	—	(711)

Net earnings	$68,883	$51,720

Net earnings per common share (c):

Basic earnings per share	$0.83	$0.65

Diluted earnings per share	$0.81	$0.63

Weighted average shares outstanding (c):
Basic	82,687	79,004
Diluted	85,017	83,630
See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	(Unaudited) June 30,	March 31,
	2008	2008
ASSETS
Cash	$64,946	$43,048
Trade receivables, net (b)	194,456	183,569
Inventories, net	340,939	330,732
Deferred income tax asset, net	23,475	22,258
Prepaid expenses and other current assets	58,235	67,110

TOTAL CURRENT ASSETS	682,051	646,717

Plant and equipment, net	2,235,256	2,194,870
Goodwill	977,985	969,059
Other intangible assets, net	160,828	148,998
Other non-current assets	34,384	27,620

TOTAL ASSETS	$4,090,504	$3,987,264

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, trade	$180,129	$185,111
Accrued expenses and other current liabilities	279,084	288,883
Current portion of long-term debt	43,458	40,400

TOTAL CURRENT LIABILITIES	502,671	514,394

Long-term debt	1,537,696	1,539,648
Deferred income tax liability, net	472,180	439,782
Other non-current liabilities	68,746	80,104

Stockholders’ equity	1,509,211	1,413,336

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,090,504	$3,987,264

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Three Months Ended	Three Months Ended
	June 30, 2008	June 30, 2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$68,883	$51,720
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	48,097	41,565
Amortization	5,405	2,907
Deferred income taxes	23,455	15,297
(Gain) loss on sales of plant and equipment	(12)	749
Minority interest in earnings	—	711
Stock-based compensation expense	7,973	5,890
Changes in assets and liabilities, excluding effects of business acquisitions:
Securitization of trade receivables	—	20,600
Trade receivables, net	(6,526)	(9,816)
Inventories, net	(9,874)	(10,142)
Prepaid expenses and other current assets	2,563	5,447
Accounts payable, trade	(7,451)	(13,700)
Accrued expenses and other current liabilities	(3,613)	(6,506)
Other non-current assets	(542)	(2,001)
Other non-current liabilities	261	(194)

Net cash provided by operating activities	128,619	102,527

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(85,564)	(63,389)
Proceeds from sales of plant and equipment	3,329	2,006
Business acquisitions and holdback settlements (a)	(21,680)	(317,451)
Other, net	(1,518)	(320)

Net cash used in investing activities	(105,433)	(379,154)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	594,109	470,661
Repayment of debt	(596,080)	(183,383)
Purchase of treasury stock	(4,613)	—
Financing costs	(5,000)	—
Minority interest in earnings	—	(711)
Stock issued for the employee stock purchase plan	3,934	3,171
Tax benefit realized from the exercise of stock options	7,280	4,660
Proceeds from the exercise of stock options	9,927	6,945
Dividends paid to stockholders	(10,040)	(7,102)
Change in cash overdraft	(805)	(2,024)

Net cash (used in) provided by financing activities	(1,288)	292,217

Change in cash	$21,898	$15,590
Cash – Beginning of period	43,048	25,931

Cash – End of period	$64,946	$41,521

See attached Notes.

Notes:

(a)	During the three months ended June 30, 2008, the Company purchased three businesses, including two associated with the distribution of packaged gases and related hardgoods products and one international acquisition related to the rental of welding equipment. The three acquired businesses generate aggregate annual revenues of approximately $21 million. A total of $21.7 million was paid for the acquisitions and the settlement of holdback liabilities associated with prior acquisitions.

(b)	The Company participates in a securitization agreement with three commercial banks to sell up to $360 million of qualified trade receivables. Net proceeds from the securitization were used to reduce borrowings under the Company’s revolving credit facilities. The amount of outstanding receivables sold under the agreement was $360 million at both June 30, 2008 and March 31, 2008.

(c)	The tables below present the computation of basic and diluted earnings per share:

	(Unaudited)
	Three Months Ended
	June 30,
(In thousands, except per share amounts)	2008	2007
Basic Earnings per Share Computation
Numerator
Net earnings	$68,883	$51,720

Denominator
Basic shares outstanding	82,687	79,004

Basic earnings per share	$0.83	$0.65

Diluted Earnings per Share Computation
Numerator
Net earnings	$68,883	$51,720
Plus: Preferred stock dividends (1)	—	711
Plus: Income taxes on earnings of National Welders (1)	—	245

Net earnings assuming preferred stock conversion	$68,883	$52,676

Denominator
Basic shares outstanding	82,687	79,004

Incremental shares from assumed conversions:
Stock options and options under the employee stock purchase plan	2,330	2,299
Preferred stock of National Welders (1)	—	2,327

Diluted shares outstanding	85,017	83,630

Diluted earnings per share	$0.81	$0.63

(1)	On July 3, 2007, the preferred stockholders of the National Welders joint venture exchanged their preferred stock for common stock of Airgas (the “NWS Exchange Transaction”). Prior to July 3, 2007, the preferred stockholders of National Welders had the option to exchange their 3.2 million preferred shares of National Welders either for cash at a price of $17.78 per share or for approximately 2.3 million shares of Airgas common stock. If Airgas common stock had a market value of $24.45 per share or greater, exchange of the preferred stock was assumed because it provided greater value to the preferred stockholders. Based on the assumed exchange of the preferred stock for Airgas common stock, the 2.3 million shares were included in the diluted shares outstanding.

The National Welders preferred stockholders earned a 5% dividend, recognized as “Minority interest in earnings of consolidated affiliate.” Upon the exchange of the preferred stock for Airgas common stock, the dividend was no longer paid to the preferred stockholders, resulting in additional net earnings for Airgas. For the periods in which the exchange was assumed, the 5% preferred stock dividend was added back to net earnings in the diluted earnings per share computation.

For periods prior to the NWS Exchange Transaction, the earnings of National Welders for tax purposes were treated as a deemed dividend to Airgas, net of an 80% dividend exclusion. Upon the exchange of National Welders preferred stock for Airgas common stock, National Welders became a 100% owned subsidiary of Airgas. As a 100% owned subsidiary, the net earnings of National Welders are not subject to additional tax at the Airgas level. For the period in which the exchange was assumed, the additional tax was added back to net earnings in the diluted earnings per share computation.

(d)	Business segment information for the Company’s Distribution and All Other Operations segments is shown below:

	(Unaudited)				(Unaudited)
	Three Months Ended				Three Months Ended
	June 30, 2008				June 30, 2007
		All				All
		Other				Other
(In thousands)	Distribution	Ops.	Elim.	Total	Distribution	Ops.	Elim.	Total
Gas and rent	$497,404	$208,747	$(49,241)	$656,910	$411,281	$164,013	$(33,040)	$542,254
Hardgoods	429,813	32,306	(2,328)	459,791	351,355	22,946	(1,456)	372,845

Total net sales	927,217	241,053	(51,569)	1,116,701	762,636	186,959	(34,496)	915,099

Cost of products sold, excluding deprec. expense	463,072	126,192	(51,569)	537,695	381,996	90,478	(34,496)	437,978
Selling, distribution and administrative expenses	310,260	80,385	—	390,645	258,822	62,590	—	321,412
Depreciation	36,790	11,307	—	48,097	30,344	11,221	—	41,565
Amortization	4,281	1,124	—	5,405	2,085	822	—	2,907

Operating income	$112,814	$22,045	$—	$134,859	$89,389	$21,848	$—	$111,237

(e)	Certain reclassifications have been made to prior period consolidated financial statements to conform to the current presentation.

Reconciliation of Non-GAAP Financial Measure (Unaudited)
Free Cash Flow:
Reconciliation and computation of free cash flow:

	Three Months Ended
	June 30,
(Amounts in thousands)	2008	2007(1)
Net cash provided by operating activities	$128,619	$102,527

Plus:
Operating lease buyouts	—	114
Proceeds from sales of plant and equipment	3,329	2,006
Tax benefit realized from the exercise of stock options	7,280	4,660
Stock issued for the employee stock purchase plan	3,934	3,171
Less:
Cash provided by the securitization of trade receivables	—	(20,600)
Capital expenditures	(85,564)	(63,389)

Free Cash Flow	$57,598	$28,489

(1)	With the July 3, 2007 NWS Exchange Transaction, the Company’s Free Cash Flow metric was modified to include the cash flows of National Welders in all periods for a more meaningful presentation.
Management believes that Free Cash Flow provides investors meaningful insight into the Company’s ability to generate cash from operations, which is available for servicing debt obligations and for the execution of our business strategy, including acquisitions, the prepayment of debt, or to support other investing and financing activities. Non-GAAP numbers should be read in conjunction with the GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that our Free Cash Flow metric may be different from Free Cash Flow metrics provided by other companies.